Designated Filer:	Brookfield Retail Split II LLC
Issuer & Ticker Symbol:	General Growth Properties, Inc. (GGP)
Date of Event Requiring Statement:	January 25, 2011

Exhibit 99.2 - Joint Filer’s Signatures

Brookfield Retail Holdings VI LLC

By:	/s/ Karen Ayre	Date: February 2, 2011
Name: Karen Ayre
Title: Vice President